Exhibit 99.1

XTENT Announces Fourth Quarter 2008 Financial Results and Business Progress

MENLO PARK, Calif., February 19, 2009 - XTENT, Inc. (Nasdaq: XTNT) today reported financial results for the fourth quarter and year ended December 31, 2008 and provided an update on its business.

The company reported a net loss of $7.1 million, or $0.31 per share, for the fourth quarter of 2008, compared to a net loss of $11.9 million, or $0.52 per share, for the fourth quarter of 2007.  For the year ended December 31, 2008, XTENT had a net loss of $41.1 million, compared to $38.8 million for the same period last year.  As of December 31, 2008, XTENT had cash, cash equivalents and short-term investments of $19.1 million.

Research and development expenses decreased to $5.3 million in the fourth quarter of 2008 from $9.2 million for the same period in 2007, primarily due to a decrease in expenditures for personnel, prototype parts and supplies as well as consulting and services and other costs incurred for clinical trials.  General and administrative expenses were $2.0 million in the fourth quarter of 2008 versus $3.4 million for the same period in 2007, primarily due to a decrease in personnel, consulting, legal, and professional expenses.  Research and development expenses for the year ended December 31, 2008 totaled $31.2 million, compared to $30.9 million for the same period last year.  General and administrative expenses for the year ended December 31, 2008 totaled $10.9 million compared to $11.3 million for the same period in 2007.

On January 23, XTENT announced an initiative to reduce headcount by eliminating 115 positions, representing 94% of the Company’s total workforce.  The reduction is expected to be completed during March 2009.  The Company expects to incur approximately $1.1 to $1.2 million in expenses in connection with this initiative, all of which are expected to be cash expenditures incurred in the first quarter of 2009.

Piper Jaffray & Co. has been engaged to help the company pursue strategic alternatives intended to maximize shareholder value which could include a sale of one or more of our non-core assets, such as our peripheral stent product or our bioabsorbable stent technology, a sale of all our assets or a merger.

About XTENT

XTENT, Inc. is a medical device company focused on developing and commercializing innovative customizable drug eluting stent (DES) systems for the treatment of coronary artery disease (CAD). CAD is the most common form of cardiovascular disease and the number one cause of death in the United States and Europe. XTENT® Custom NX® DES Systems are designed to enable the treatment of single lesions, long lesions and multiple lesions of varying lengths and diameters, in one or more arteries with a single device.

Note:  XTENT® Custom NX® DES Systems have not been approved for sale by any regulatory authority.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding XTENT’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, these statements include, but are not limited to those concerning: XTENT’s expectations with respect to the timing and amount of any savings that may result from the company’s cost reduction initiatives, the timing and amount of any expenses that may be incurred as a result of the company’s headcount reduction and the potential for becoming a party to a strategic transaction.  Forward-looking statements are based on management’s current, preliminary expectations, and are subject to risks and uncertainties that could cause actual results to differ from the results predicted and which are included in the “Risk Factors” section of XTENT’s most recent quarterly report on Form 10-Q for the quarter ended September 30, 2008. This quarterly report was filed with the SEC on November 12, 2008, and is available on the company’s investor relations website at http://www.xtentinc.com and on the SEC’s website at http://www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. XTENT undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

XTENT, INC.
(a development stage company)
Condensed Statements of Operations
(unaudited; in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Operating expenses:
Research and development (1)	$5,252	$9,194	$31,170	$30,888
General and administrative (1)	1,965	3,375	10,917	11,269
Total operating expenses	7,217	12,569	42,087	42,157

Loss from operations	(7,217)	(12,569)	(42,087)	(42,157)

Interest and other income, net	104	705	966	3,363

Net loss	$(7,113)	$(11,864)	$(41,121)	$(38,794)

Net loss per share - basic and diluted	$(0.31)	$(0.52)	$(1.78)	$(1.87)

Weighted-average common shares outstanding used in per share calculation	23,294	22,790	23,116	20,703

(1) Includes the following stock-based compensation charges:
Research and development	$268	$460	$1,418	$1,490
General and administrative	$496	$766	$2,435	$2,088

XTENT, INC.
(a development stage company)
Condensed Balance Sheets
(unaudited, in thousands)

	December 31, 2008	December 31, 2007

Cash, cash equivalents and short term investments	$19,125	$57,760
Working capital	17,070	54,581
Total assets	23,995	62,415

Deficit accumulated during the development stage	(133,981)	(92,860)
Total stockholders’ equity	21,508	58,331

Investor Relations: Tim Kahlenberg, Chief Financial Officer of XTENT, Inc., 650-475-9400, tkahlenberg@xtentinc.com

http://www.xtentinc.com